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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 8, 1998



                            STEWART ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

             LOUISIANA                0-19508                72-0693290
   (State or other jurisdiction     (Commission           (I.R.S. Employer
         of incorporation)         File Number)          Identification No.)



                         110 VETERANS MEMORIAL BOULEVARD
                           METAIRIE, LOUISIANA  70005
               (Address of principal executive offices) (Zip Code)



                                 (504) 837-5880
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS

      On April 8, 1998 the Company issued the following press release regarding achievement of the performance objective for performance-based stock options granted under the Company's 1995 Incentive Compensation Plan.






 CONTACT:    Ronald H. Patron
             Stewart Enterprises, Inc.
             110 Veterans Memorial Boulevard
             Metairie, LA 70005
             504/837-5880

                                                      FOR IMMEDIATE RELEASE


STEWART ENTERPRISES ACHIEVES STOCK OPTION PLAN OBJECTIVES


Metairie, Louisiana, April  8, 1998 . . . Stewart Enterprises, Inc. (Nasdaq
NMS: STEI) today announced that it has achieved the stock price performance objective for its performance-based options granted under the Company's 1995 Incentive Compensation Plan designed to reward management only in the event of significant enhancement to shareholder value. This is the second such plan to be implemented by the Company, with the first plan established in 1991 and the objectives met in 1995.

The plan provides that the performance-based options become exercisable only if the average of the closing sale price of a share of the Company's Class A Common stock equals or exceeds $52.87 for 20 consecutive trading days. This represents a five-year 20% annual compounded growth in the price of a share of the Company's Class A Common Stock from the plan's inception. Under the plan, 119 officers and employees of the Company hold performance-based options to purchase approximately 2.4 million shares of Class A Common Stock at exercise prices which range from $21.00 to $43.00 per share.

Unlike more traditional options that vest over time and do not require a charge to earnings upon vesting, generally accepted accounting principles require that a charge to earnings be recorded in connection with performance-based options once achievement of the performance objectives becomes probable. As the stock price objective has been met, a non-recurring, non-cash charge will be recognized in the second quarter of fiscal year 1998. The amount of the charge is the difference between the option exercise price and the market price of the Company's Class A Common Stock when achievement of the performance objectives became probable. Based on a closing price of $54.625 on April 7, 1998, the amount of the charge is expected to be approximately $78 million (approximately $51 million after-tax, or $1.04 per share). Although this charge will require the Company to report a loss for the quarter ended April 30, 1998, there will be no impact on future periods.

Given the success of this option program in focusing management on increasing shareholder value, the Company is encouraging optionees to exercise their options immediately in order to renew the performance-based option program, as it did when the first group of performance-based options vested in 1995. To facilitate those exercises and to reduce potential dilution from additional shares in the market, the Company has offered to repurchase the options for the difference between $54.625 and the exercise price of the options. Should the option holders choose the repurchase option, a cash outlay will be required.

Joseph P. Henican, III, Chief Executive Officer of the Company, said: "We are extremely pleased that we have been able to achieve the aggressive stock price objective established in 1995, nearly 2 1/2 years ahead of schedule. These options have provided our management group with a powerful incentive to enhance shareholder value, which is best evidenced by the fact that our stock price has increased by more than 160% since September 7, 1995, when the first options were awarded."

Mr. Henican went on to say, "We are committed to increasing shareholder value, and our goal for our shareholders is to provide an above average and sustainable return on their investment. We have aligned management compensation and incentives to ensure that our management team remains focused on these goals. We believe that this plan has been a significant factor in the excellent performance of the Company, and it demonstrates our continuing commitment to increasing shareholder value."

Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in North America. The Company currently owns and operates 430 funeral homes and 132 cemeteries in North America, Europe and the Pacific Rim.



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                                 SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          STEWART ENTERPRISES, INC.




April 8, 1998                             /s/  KENNETH C. BUDDE
                                          -------------------------------
                                          Kenneth C. Budde
                                          Senior Vice President-Finance
                                          Secretary and Treasurer
                                          (Principal Accounting Officer)